Exhibit 99.2

Operator:

Ladies and gentlemen, thank you for standing-by and welcome to Exactus Inc.’s First Quarter 2020 Earnings Conference Call. My name is _________ and I will be the conference operator today. At this time, all participants are in a listen-only mode and as a reminder this conference call is being recorded.

On June 30th, Exactus issued a news release announcing the company’s financial results for the first quarter 2020 and filed their Form 10-Q. If you have not reviewed this information, both are available within the Investor Relations section of Exactus’s website at www.exactushemp.com and the Form 10-Q is also available on the SEC’s website.

I would now like to turn the conference call over to Andrew Johnson, Chief Strategy Officer. Please go ahead sir.

Andrew Johnson - Intro and Legalities

Thank you, _____, good afternoon and welcome to Exactus Inc.’s first quarter 2020 results conference call. With us today are Exactus’s Interim Chief Executive Officer, Emiliano Aloi, President, Derek Du Chesne, and Chief Financial Officer, Kenneth Puzder.

Today's conference call may include forward-looking statements, including statements related to Exactus’s farming operations, the timing of future harvests, the number of Exactus brands that the company will supply in the future, the expansion of the sale of Exactus products in new markets, plans to add to the management team, future financial results, business development opportunities, future cash needs, Exactus’s operating performance in the future, future investor interest and analyst coverage of Exactus, the timing and certainty of the closing of a private placement financing, and whether potential proceeds from the financing will drive farming and distribution expansion, that are subject to risks and uncertainties relating to Exactus’s future business prospects and opportunities as well as anticipated results of operations. Forward-looking statements represent only the Company’s estimates on the date of this conference call and are not intended to give any assurance as to actual future results.

Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause Exactus’s actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These risk factors include those contained in Exactus’s Annual Report on Form 10-K and Form 10-Q most recently filed with the SEC. Please note that the Company assumes no obligation to update any forward-looking statements after the date of this conference call to conform with the forward-looking statements actual results or to changes in its expectations.

Finally, this conference call is being recorded via webcast. The webcast will be available at the Investor Relations section of our website at www.exactushemp.com.

With that, it's now my pleasure to introduce our Interim CEO, Emiliano Aloi.

Emi—Introduction and Roadmap Update

Thank you, Andrew. Good afternoon everyone and thank you for joining our first quarter 2020 conference call.

I will provide some highlights of our first quarter as well as a general outlook on our future. Q1 has been a unique period for our company and the world to say the least. The beginning of the year found us already undergoing our transition into a leaner company with a broader supply chain and customer base, and shifting our orientation into forging the customer relationships and building out our sales and marketing team. In February, the COVID-19 crisis erupted and created a very challenging environment for all, but in the end it both accelerated and in many ways helped that shift as it made us turn our focus on generating rapid revenue in our ingredient sales, as well as the development of our genetics platform and white label division.

At a board level, we are honored to have attracted Julian Pittam as our new Executive Chairman and board member, as well as Larry Wert and Justin Viles to the board. With their additions, we now have a board that has deep relationships in the capital markets, a broad media reach, and great technology and innovation background.

More importantly, we have also implemented some special action committees with a group of incredibly involved and dynamic board members that will help us further define our company culture and forge our identity as an industry leading player and innovator in the space, marked by a very aggressive growth campaign through M&A and digital transformation in the years to come.

With the hemp industry rapidly evolving and now having a myriad of new resources to standardize and fiscalize products, pricing and testing, and the sales process in general has been streamlined allowing for less physical verification of products by sales agents. At a commercial and operations level, we have continued to build out our IT structure, and now have full CRM, project management, focusing on campaign management systems that are now in place, soon to be followed by inventory and product pipeline integration. This will allow us to recruit, train, and capitalize on new additions to our growing sales team without the challenges of needing so much in person interaction. We have been actively engaging some of the top performers in the industry, and are looking forward to attracting some more key players to our team in the near future.

On the supply side, we have taken many initiatives that broaden our product offerings into specialty cannabinoids and many new finished products to accelerate our growth into white label solutions for leading brands. We have entered into a supply agreement with Hemptown Organics that marks a turning point into a more integrated approach of both companies to service the, and that gives us direct access to one of the largest supplies of Cannabigerol or CBG, as well as the ability to utilize their manufacturing platform to offer a higher quality of traceability and testing as a competitive advantage for private label clients.

Quarter end revenues for Q1 have increased significantly to $836,000, showing that our new approach to the market is rendering results, and it’s showing that we are on a healthy growth path towards profitability. As we scale up, bring forth finished product sales, and roll in our inventory into the sales channels, we will have the necessary pieces in place to be profitable. So far our sales have been mainly driven by bulk ingredients sourced from third parties in anticipation of our own produce, so profitability will increase largely as our own product rolls into the sales channels, while we maintain our relationships with our customers by satisfying their needs by way of outsourcing supply. In addition, our newly formed white label division will provide us with a sales platform defined by its higher profit margins and customer loyalty, albeit the sales process is longer than that of ingredient sales.

In essence, Q1 marks the moment in which Exactus leaned up and started the accelerated buildout of its world class commercial infrastructure. We will continue to attract talent as we solidify our presence in the market as a solutions provider and quality supplier, and are now ready for the most critical stage of growth of our company through mergers, acquisitions, and consolidation of brands and other assets in the hemp supply chain.

It is now with great pleasure that I would like to introduce you to Derek, who will walk you through some of recent commercial successes, as well as give you an outlook of what’s to come in our growth strategy.

Derek - Restructuring and growth strategy

Thank you, Emi, we are pleased to report Q1 revenue of $836,000 as we have been working diligently restructuring the business with a focus on generating revenue while cutting costs.

During the first quarter we began building the new Exactus product portfolio, notable product development, created an entirely new website, launched the ingredients division, developed the Genetics and White-Label divisions, gained significant media attention, created new marketing collateral, and built out internal processes and systems designed to scale. This framework also includes a full CRM integration throughout the sales and supply chain infrastructure.

Sustainable business growth starts by putting your customer at the heart of your organization. The CRM that we've been implementing unifies sales, marketing, and support teams to help Exactus deliver a consistent, relevant experience, across every stage of the customer journey. We will continue to add on to our team, expand our customer base and product portfolio, while optimizing our digital footprint, increase overall visibility on the Company while simultaneously educating our clients on the products and services we provide.

Our white label division is almost complete and will be launching shortly. This platform will not only provide an additional revenue stream, but give us the opportunity to develop a network of acquisition targets. Our acquisition strategy will be based on identifying emerging growth consumer brands that have a strong leadership team with existing distribution channels that the company will be able to leverage our supply chain and digital marketing expertise.

Public relations has also played an essential part of our strategy as we continue to gain media attention through mainstream and trade publications reporting on our progress including the products and services that we offer. By positioning Exactus as the thought leader in the space, we are providing a more thoughtful and education-based approach to provide our customers with real value in addition to premium products.

We are confident that we have all of the pieces in place to start scaling up as we have made significant progress in this short time and while there is still a lot more work to be done, we are very excited about the future of Exactus.

I would now like to turn the call over to Ken, who will review our financials.

Ken - Financial Results

Thank you, Derek and good afternoon everyone.

As mentioned in our last call, we expect to see revenues picking up substantially in calendar year 2020. Despite the market pressures Emiliano mentioned earlier and the effects of COVID 19 felt around the world, we remain optimistic about a substantial growth in revenue.

For the quarter ended March 31, 2020, Exactus reported net sales of $836,000 versus $15,980 in Q1 of 2019.

For the three months ended March 31, 2020, Exactus reported cost of sales of $1.4 million versus $12,600 in Q1 of 2019. This due, primarily, to increased product sales over Q1 of 2019 and an impairment expense on damaged hemp flower inventory of $553,440 during the quarter.

Operating expenses for the first quarter decreased by $406,467 to $2,192,767 as compared to the first quarter of 2019 of $2,599,234. We have significantly decreased compensation costs thus far in calendar year 2020 and we continue to build on sales infrastructure and position ourselves for revenue growth.

Other income, net of other expense, decreased for the three months ended March 31, 2020 by $1.4 million to a net expense of 188,480 as compared to a net income of $1.2 million for Q1 2019. This net decrease to other income is due primarily to a gain on the settlement of debt in Q1 of 2019 and a reduction of derivative loss in Q1 of 2020.

Net loss available to common shareholders in the first quarter increased by $1.5 million to $2.9 million as compared to the first quarter of 2019 of $1.4 million.

Our inventory decreased by $25,721 to $397,098 in the first quarter, down from $422,819 in the first quarter of 2019.

Shareholders’ equity decreased by $1.1 million to $1.5 million in the first quarter, down from $2.6 million in the first quarter 2019.

Since we are in an aggressive growth stage, margins and EBITDA are not yet metrics that we are reporting but may do so in the future.

We ended first quarter 2020 with $9,541 in cash and cash equivalents.

On May 22, 2020, the Company received federal funding in the amount of $236,410 dollars through the Paycheck Protection Program.

On May 28, 2020, the Company received a Secured Disaster Loan from the Small Business Administration in the amount of $99,100.

As reported in our recently filed 10-Q, we currently have 49,564,420 shares of common stock issued and outstanding.

We want to thank everyone for dialing in this afternoon and look forward to keeping you updated on our progress.

With that I would like to pass the call off to the operator for questions.